EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

(Upon the completion of Transaction)

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization
BancAffiliated, Inc.	Affiliated Bank	100%	United States of America

        It is contemplated that the financial statements of the Registrant will be consolidated with Affiliated Bank.